Exhibit 10.1

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (“Agreement”) is entered into as of November 17, 2017, between Healthcare Staffing, Inc., a Georgia corporation (“Borrower”), and FEDERAL NATIONAL PAYABLES, INC., a Delaware corporation doing business as Federal National Commercial Credit (“Lender”).

Background

Borrower wishes to obtain a revolving secured line of credit from Lender, and, upon the terms and subject to the conditions set forth herein, Lender is willing to make the secured line of credit available to Borrower.

NOW, THEREFORE, Borrower and Lender, intending to be legally bound, hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1.	General Definitions.

In addition to the terms defined in this Agreement, as used herein, the following terms shall have the meanings herein specified

“ACA” - the Federal Assignment of Claims Act of 1940, as amended, 31 U.S.C. §3727 and 41 U.S.C. §6305 (formerly 41 U.S.C. §15), and Regulations thereunder

“Acceptance Date” - the date this Agreement is executed by an authorized representative of Lender

“Account” - All of Borrower’s accounts, contract rights, instruments, documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in conjunction with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder

“Accounts Loan Limit” - Seventy percent (70%) of the aggregate amount of the Borrower’s Accounts

“Accounts Reporting Certificate” - a certificate duly executed by an Authorized Person and delivered to Lender, appropriately completed, by which such Authorized Person shall certify to Lender the calculation of Eligible Accounts and Eligible Unbilled Accounts as of the date of such certificate

“Advance” - a loan advance made by Lender to Borrower under the Credit Facility

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“Authorized Person” - the Chief Executive Officer, President, Managing Member, Controller, or Chief Financial Officer of Borrower, or other representative of Borrower having written authority to transact business with Lender.

“Borrowing Base” - the amount equal to the sum of (i) the Accounts Loan Limit, plus (ii) the Unbilled Accounts Loan Limit

“Business Day” - any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Maryland

“Capital Expenditures” - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of capitalized lease obligations, which, in accordance with GAAP, would be classified as capital expenditures

“Capital Stock” - (i) in the case of a corporation, capital stock, (ii) in the case of any other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability Borrower, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person

“Collateral” - All Property described in Section 4.1 to this Agreement

“Contract” an agreement, purchase order or other request, pursuant to or by which an Obligor is obligated to pay Borrower for services rendered by Borrower or materials and goods supplied by Borrower

“Credit Documents” - collectively, this Agreement, the Note, the Intercreditor Agreement, the Guarantee Agreements and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time

“Credit Facility” - the secured revolving credit facility provided for in Section 2.1 of this Agreement

“Credit Limit” - the lesser of (i) the Total Credit Facility, (ii) the Borrowing Base, and (iii) 70% of total Accounts including Unbilled Accounts, less a reserve for accrued and unpaid interest and fees, determined in the Lender’s sole discretion

“Debt Service Coverage Ratio” - for any testing period herein or in any other Loan Document, (a) the sum of (i) net income of the Borrower for such period, plus (ii) depreciation expense of the Borrower for such period, plus (iii) amortization expense of the Borrower for such period, plus (iv) interest expense of the Borrower for such period, minus (v) the aggregate amount of distributions made by the Borrower during such period, minus (vi) the aggregate amount of shareholder advances and/or payment on shareholder notes made by the Borrower during such period, divided by (b) the aggregate amount of scheduled principal and interest payments made by the Borrower during such period (but specifically excluding, all non-permanent principal payments made in accordance with this Agreement).

“Default” - an event, condition or default which, with the giving of notice, the passage of time or both would be an Event of Default

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“Default Rate” - the meaning set forth in Section 3.5 herein

“DFARS” - Defense Federal Acquisition Regulations Supplement, Title 48, Code of Federal Regulations, Chapter 2

“Disclosure Schedule” - the Disclosure Schedule attached to and forming part of this Agreement, as the same may be supplemented or amended from time to time

“Eligible Account” - an Account of Borrower:

(a)       that has arisen in the ordinary course of Borrower’s business under a Contract;

(b)       as to which all services have been performed and all goods and materials have been delivered and accepted in conformity with the terms of the Contract;

(c)       that was created in compliance in all material respects with all Requirements of Law applicable thereto;

(d)       as to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by Borrower in connection with the creation of such Account or the execution, delivery and performance by Borrower of the Contract have been duly obtained, effected, or given and are in full force and effect;

(e)       as to which Lender holds a first priority perfected and non-avoidable security interest under the UCC, free and clear of all other Liens;

(f)       as to which the Obligor is not a Governmental Obligor;

(g)       that is the legal, valid and binding payment obligation of the Obligor thereon, enforceable against such Obligor in accordance with its terms;

(h)       as to which Borrower has not (i) taken any action which would impair the rights of Lender therein or (ii) failed to take any action, which was necessary to avoid impairing the rights of Lender therein;

(i)       that constitutes an “account” under and as defined in Article 9 of the UCC as then in effect in the State of Maryland;

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(j)       that does not arise from a sale or return, consignment, sale on approval, progress billing, bill and hold or any other term under which payment may be conditional or contingent on future events or performance by Borrower;

(k)       as to which the Obligor thereunder has not asserted, and Borrower has no reason to believe that such Obligor may assert, a claim, counterclaim, offset, defense or dispute;

(l)       as to which there are no facts, events or conditions, express or implied, known to Borrower which might impair the timely and full payment of the Account;

(m)       as to which Borrower has not granted any credit, discount, allowance or extension unless promptly disclosed in writing to Lender;

(n)       the Obligor of which has not been determined by Lender in its sole but reasonable discretion to be an unacceptable credit risk;

(o)       that complies with such other criteria and requirements as may be specified from time to time by Lender in its sole but reasonable discretion;

(p)       that is denominated in United States Dollars and the Obligor is a resident of and organized under the laws of the United States;

(q)       the Obligor of which is not an affiliate of Borrower;

(r)       the Obligor of which has received a notice of assignment from Borrower or Lender pursuant to §9-406 of the UCC or, if not applicable, an irrevocable direction of payment in form acceptable to Lender,

(s)       as to which the representations and warranties of Section 5.23 hereof are true;

(t)       that is not outstanding more than ninety (90) days past the date of the invoice creating the Account;

(u)       the Obligor of which does not have, cumulatively, twenty-five percent (25%) or more of its Accounts owing to Borrower outstanding more than ninety (90) days past the invoice date;

(v)       the Obligor of which does not have total obligations to Borrower in excess of twenty-five percent (25%) of all Accounts, but only to the extent such obligations are in excess of twenty-five percent (25%) of all Accounts;

(w)       that is not evidenced by a note, Instrument or Chattel Paper; and

(x)       the Obligor of which has not (i) commenced a voluntary case under any chapter of the United States Bankruptcy Code (the “Bankruptcy Code”), (ii) executed an assignment or deed of trust for the benefit of creditors, (iii) had filed against it an involuntary case under the Bankruptcy Code or any other petition or application for appointment of a receiver, trustee or other custodian, (iv) failed, suspended business, ceased to be solvent, called a meeting of its creditors, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs.

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Notwithstanding the foregoing, Eligible Accounts shall not include any Accounts that do not constitute acceptable Collateral, as determined by Lender in its sole discretion,

“Eligible Unbilled Account” - each Account of the Borrower payable within the continental United States of America relating to completed work performed (as identified at specific branch locations by Borrower on the Accounts Reporting Certificate) and arising in the ordinary course of business which would be deemed an Eligible Account except for the fact that such Account has not been billed to customer by the Borrower, provided, however such Receivable is not aged more than sixty (60) days from the date such Account was created

“Eligible Unbilled Accounts Sublimit” - shall not exceed 35% of the Borrowing Base

“ERISA” - the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder

“Events of Default” - the definition ascribed to it in Section 8 herein

“FAR” - the Federal Acquisition Regulations, Title 48, Code of Federal Regulations, Chapter 1

“Fiscal Month” means one of twelve fiscal months of a Fiscal Year, each consisting of a period of four (4) or five (5) consecutive weeks, with the first of such months beginning on the first day of such Fiscal Year and the last of such months ending on the last day of such Fiscal Year

“Fiscal Quarter” means one of four fiscal quarters of a Fiscal Year, each consisting of a period of thirteen (13) consecutive weeks, with the first of such quarters beginning on the first day of such Fiscal Year and the last of such quarters ending on the last day of such Fiscal Year

“Fiscal Year” means Borrower’s fiscal year for financial accounting purposes, consisting of fifty-two (52) or fifty-three (53) weeks in each such fiscal year (i.e., the Borrower’s Fiscal Year ending on January 1, 2017 consisted of fifty-three (53) weeks)

“GAAP” - generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis

“Governmental Assignment of Claims” - an Assignment of Claims under the ACA substantially in the form required by the ACA

“Governmental Authority” - the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government

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“Governmental Obligor” - any Obligor that is the United States of America or any executive, legislative, judicial, regulatory or administrative agency, authority, instrumentality or body thereof, or other body which is listed in the Subject Index of the U.S. Government Manual, obligated to make payment for goods or services under a Contract, the obligations of which represent obligations of the United States of America

“Guarantor” - any Person who is a guarantor or which may hereafter guarantee payment or performance of the whole or any part of the Obligations, including, without limitation, Richard Rector, Novation Companies, Inc., and Novation Holding, Inc.

“Guaranty” - any guaranty of the obligations of Borrower executed by a Guarantor in favor of Lender

“Indebtedness” - all obligations of a Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation, shall include all indebtedness and monetary obligations of such Person whether direct, indirect, absolute or contingent, secured or unsecured

“Intercreditor Agreement” - that certain Intercreditor Agreement by and among the Borrower, the Lender, Novation Holding, Inc., Novation Companies, Inc. and Wilmington Savings Fund Society, FSB, dated the date hereof

“Lien(s)” - any lien, charge, trust, pledge, security interest, deed of trust, mortgage, assignment or other claim or encumbrance of any kind or nature upon any interest in Property

“Loan Documents” - collectively, the Credit Documents, the Security Documents, the Intercreditor Agreement, the Guaranties and any and all other documents associated herewith

“Material Adverse Change” - a material adverse change in (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (ii) the Collateral, (iii) Borrower’s ability to perform its obligations under the Credit Documents, or (iv) the validity, enforceability or availability of rights and remedies of Lender hereunder, in each case as determined by Lender in its sole but reasonable discretion

“Material Adverse Effect” - a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (ii) the Collateral, (iii) Borrower’s ability to perform its respective obligations under the Credit Documents, or (iv) the validity, enforceability or availability of rights and remedies of Lender hereunder, in each case as determined by Lender in its sole but reasonable discretion

“Material Contract” - any contract or other arrangement, whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect

“Note” - the promissory note payable to the order of Lender, evidencing the Credit Facility

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“Notice of Assignment” - the notice of an assignment of a Governmental Account required to be given to an Obligor under the ACA

“Obligations” - the outstanding balance of the Credit Facility, any other loans and advances or extensions of credit made or to be made at any time by Lender to Borrower, or to others for Borrower’s account in each case pursuant to the terms and provisions of this Agreement, any other Credit Document, or otherwise, including (without limitation) any liability for Termination Fee or other make-whole payment, together with interest thereon (including interest which may accrue as post-petition interest in connection with any bankruptcy or similar proceeding), and expenses, liabilities, Indebtedness and obligations of every kind or nature which may at any time be owing to Lender under this Agreement or any other agreement (including, without limitation, obligations and liabilities owed to a third party and assigned to or purchased by Lender), whether now in existence, hereafter arising or incurred from time to time by Borrower, and all expenses incurred at any time by Lender, as well as expenditures to protect, preserve or defend any Collateral and Lender’s rights hereunder or in the Collateral, all of the foregoing, whether unsecured or secured, due or to become due, absolute or contingent, joint or several, matured or unmatured, direct or indirect, related or unrelated, and whether Borrower is liable as principal, surety, endorser, guarantor or otherwise

“Obligor” - the party primarily obligated to pay an Account

“Organizational Document” - as to any Person that is not an individual: (a) the document initially filed with a Governmental Authority to organize or form such Person, and all amendments and restatements thereof; and (b) certificates of good standing or existence issued by a Governmental Authority.

“Permitted Indebtedness” - the Permitted Indebtedness scheduled in the Disclosure Schedule to this Agreement

“Permitted Liens”:

(i)       Liens set forth on the Disclosure Schedule to this Agreement; and

(ii)       Liens on fixed assets securing Indebtedness (including Capital Leases and purchase money Indebtedness); provided that (a) any such Lien attaches only to the assets to be financed and (b) a description of the assets so financed is furnished to Lender

“Person” - any individual, sole proprietorship, partnership, joint venture, limited liability entity, trust, unincorporated organization, association, corporation, institution, entity, or government (including any division, agency or department thereof), and, as applicable, its successors, assigns and personal representatives

“Prime Rate” - the U.S. Prime Rate as published in the Money Rates section of The Wall Street Journal as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any Borrower

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“Property” - all personal and real property of every kind and description (whether tangible or intangible) in which a Person has any right, title or interest

“Proprietary Rights” - Borrower’s patents, patent applications, copyrights, service marks, trademarks, trade names, all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of Borrower and all pending applications for any such registrations, all registered patents and copyrights of Borrower and all pending applications for any such registrations

“Requirement of Law” - as to any Person or entity, as applicable, the certificate of incorporation, articles of organization, by-laws, operating agreement or other organizational or governing documents of such entity, and any statute, law, treaty, rule or regulation, order, decree or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local, and including (but not limited to) any law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, laws comprising or implementing the Bank Secrecy Act and laws administered by OFAC

“Restricted Distribution” - as to Borrower or any Guarantor, any: (a) dividend or other distribution (whether in cash, securities or other Property) on any equity interest in such Person (except those payable solely in equity interests of the same class), (b) payment on account of (i) purchase, redemption, surrender or cancellation of an equity interests in such Person or (ii) an option, warrant or other right to acquire any equity interests in such Person, (c) management or other fees or compensation to an affiliate of such Person, (d) lease or rental payments to an affiliate of such Person, or (e) repayments of Indebtedness held by an affiliate of such Person

“Revolving Interest Rate” - the sum of the Prime Rate plus one and one-quarter percent (1.25%) per annum

“Security Documents” - any existing or future agreement or document granting, creating or conferring any Lien in favor of Lender securing all or any portion of the Obligations

“Tax” - any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon

“Tax Distribution” - for any taxable year for which Borrower is treated under the Internal Revenue Code as an S corporation, partnership, or limited liability company for federal income tax purposes, dividends and/or distributions paid by Borrower to its shareholders or members in an amount not to exceed the product of (a) taxable income related to such members’ ownership interest in Borrower multiplied by (b) the sum of the highest marginal individual federal and state income tax rates in any state in which any shareholder or member resides which were applicable in such taxable year

“Term” - the period of time commencing with the Acceptance Date and ending on the Termination Date, or as otherwise determined in accordance with and subject to the provisions of this Agreement

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“Termination Date” - the earlier of (a) the date that the Term of this Agreement expires pursuant to Section 10.1 of this Agreement, or (b) the date that Lender elects to make no further Advances to Borrower pursuant to Article X of this Agreement.

“Third-Party Loan” - any loan, advance, deposit or extension of credit made or granted by Borrower to any other Person

“Total Credit Facility” - The lesser of Five Million Dollars ($5,000,000.00) and the Accounts Loan Limit

“UCC” - the Uniform Commercial Code as in effect from time to time in the State of Maryland

“Unbilled Accounts”: Accounts receivable of the Borrower, which arise from services performed by Borrower to the account debtor in accordance with the related contract and which otherwise qualify as Eligible Accounts but for the fact that invoices for payment of such accounts receivable have not been delivered to the account debtor; provided, however, that in order to evidence such unbilled accounts receivable, the Borrower shall have received properly completed timesheets (which may be in electronic form) documenting that the services have been performed and such accounts receivable may not be unbilled beyond the tenth (10th) day of the end of the applicable billing period.

“Unbilled Accounts Loan Limit”: Lesser of (a) Seventy percent (70%) of Eligible Unbilled Accounts and (b) the Eligible Unbilled Accounts Sublimit

1.2.       Accounting Terms. Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements. All financial statements required to be delivered hereunder from and after the date hereof and all financial records shall be maintained in accordance with GAAP as in effect as of the date of such financial statements.

1.3.       Other Definitional Terms. Unless otherwise expressly provided herein, references herein to any agreement, document, form, or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Credit Document. Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC, as in effect from time to time. The term “on the date hereof” shall mean the date of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any times herein shall refer to the Eastern time zone.

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ARTICLE II - REVOLVING CREDIT FACILITY

2.1       Credit Facility. At Borrower’s request during the Term of this Agreement, Lender in its sole discretion may make credit Advances to Borrower. The Credit Facility shall be evidenced by the Note of Borrower representing the obligations of Borrower to pay Lender the outstanding amount of the Credit Facility plus interest and fees accrued thereon, as set forth herein.

2.2       Procedures. Any request by Borrower for an Advance shall be made by an Authorized Person not later than 3:00 p.m. (Eastern Time) on the Business Day preceding the proposed date of such requested Advance (a “Funding Date”), which request shall (i) specify the proposed Funding Date of such Advance which shall be a Business Day and (ii) specify the principal amount of such requested Advance. At Lender’s request, and as a condition to any Advance hereunder, Borrower shall provide Lender with a current Accounts Reporting Certificate. All Advances shall be made by wire or ACH transfer to a Deposit Account of Borrower or otherwise disbursed in accordance with written instructions of an Authorized Person.

2.3       Adjustments and Reserves. The amount that may be made available to Borrower under the Credit Facility shall be determined by Lender based on the most recent Accounts Reporting Certificate delivered to Lender in accordance with this Agreement and such other information as may be available to Lender. Without limiting any other rights and remedies of Lender, the Credit Facility shall be subject to Lender’s continuing right, in Lender’s good faith credit judgment and discretion, to: (a) apply reserves and increase or decrease such reserves from time to time, (b) increase or decrease the advance rate set forth in the definition of the Credit Limit, (c) determine that one or more Accounts are not Eligible Accounts or Eligible Unbilled Accounts and (d) revise or redefine the standards for Eligible Accounts or Eligible Unbilled Accounts. Lender agrees to provide Borrower with two (2) days prior written notice of its intention to adjust the Credit Facility as provided herein.

2.4       Repayment of Credit Facility. The outstanding balance of the Credit Facility shall be due and payable on the Termination Date, subject to acceleration or early termination as herein provided. Borrower shall pay principal, interest, and all other amounts payable hereunder without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim, all of which are hereby waived.

2.5       Use of Proceeds. Borrower shall apply the proceeds of Advances (i) to pay fees and Expenses relating to this transaction, (ii) for working capital and (iii) to make upstream payments, loans, loan repayments, dividends and distributions to its parent or affiliated entities. Without the prior consent of Lender, no Advance may be used, in whole or in part, for Capital Expenditures in excess of $100,000 per annum.

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2.6       Collections and Remittances. Borrower will notify all Obligors of all Accounts that payments and remittances are to be made directly to Lender or as otherwise directed by Lender. Such notification shall take the form of remittance instructions on all invoices that direct payments to Lender’s address or a Deposit Account under Lender’s Control (a “Controlled Account”). Borrower will cooperate with Lender by providing Lender with access to any vendor portal utilized by Borrower and computer or on-line screen access to Borrower’s Deposit Accounts (to the extent the depository banks have operational capability) and by executing and delivering to Lender such instructions to Obligors and other documentation necessary to effectuate such payment notification to all Obligors. Funds received in the Controlled Account that are available for application to the outstanding balance of the Credit Facility as determined by Lender shall be applied toward re-payment of the Credit Facility daily on each Business Day. For interest calculation purposes, funds received for application to the Obligations shall be subject to a two (2) Business Day clearance period from the date of receipt.

2.7       Payments and Computations. In addition to the remittances described in Section 2.6, Borrower may make additional payments on the Credit Facility. Any optional or mandatory payment received after 11:00 A.M. (Eastern Time) (including any payment in full of the Obligations and collections received in the Controlled Account) shall be deemed received on the immediately following Business Day. At the option of Lender, all payments on account of the Credit Facility may be first applied to Expenses (a hereinafter defined), then to accrued and unpaid interest and then to the principal balance thereof. Borrower shall pay Expenses, principal, interest and other amounts payable hereunder without any deduction, setoff, recoupment or counterclaim. Lender’s records of advances and payments under the Credit Facility shall be deemed correct and binding upon Borrower.

2.8       Turnover of Collections. Any collections of Accounts or proceeds of other Collateral received by Borrower shall be held in trust for the benefit of Lender pursuant to an express trust created hereby and shall be remitted promptly, in the form received, to the Controlled Account or a related lockbox or directly to Lender via overnight delivery, as the case may be. No such funds received by Borrower shall be deposited or commingled with other funds of Borrower. If any item in payment of such collections or proceeds is not delivered to Lender within two (2) Business Days of receipt, or any remittance received by electronic transfer is not transferred by wire to the Controlled Account within one (1) Business Day of receipt, a Diversion of Payment Fee equal to 15% of the amount of such collection or proceeds will become immediately due and payable by Borrower (in addition to and not in lieu of any other fees and interest provided for in this Agreement). Borrower acknowledges and agrees that compliance with the terms of this Section 2.8 is essential and that Lender will suffer immediate and irreparable injury and have no adequate remedy at law if Borrower fails to comply with the provisions hereof. Accordingly, in addition to all other rights and remedies of Lender hereunder, Lender shall have the right to seek specific performance of the Borrower’s obligations under this Section 2.8 and any other equitable relief as Lender may deem necessary or appropriate, and Borrower waives any requirement for the posting of a bond in connection with such equitable relief.

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2.9       Credit Limit. The aggregate outstanding Obligations shall not exceed the Credit Limit. If the outstanding Obligations exceed the Credit Limit, upon demand by Lender, Borrower shall repay the Credit Facility in an amount equal to such excess (an “Overadvance”). If any Overadvance is not paid by the next Business Day after demand, Borrower shall pay (in addition to and not in lieu of any other fees and interest provided for in this Agreement) an Overadvance Fee in an amount equal to the higher of (a) $500 per day or (b) an amount equivalent to the Overadvance times the Default Rate from the date such Overadvance arose to and including the date of payment of such Overadvance (computed on the basis of a 360-day year and applied to actual days elapsed).

ARTICLE III - INTEREST AND FEES

3.1       Interest on Advances. Interest on the outstanding principal balance of the Credit Facility shall be computed at the per annum interest rate at all times equal to the Revolving Interest Rate then in effect (subject to adjustment in the manner provided herein and in the Note). Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the date of said announcement of such increase or decrease in the Prime Rate.

3.2       Collateral Monitoring Fee. Borrower shall pay to Lender together with each payment of interest hereunder, a Collateral Monitoring Fee which shall be computed as twenty eight hundredths of one percent (0.28%) times the higher of (i) the average outstanding principal balance of the Credit Facility for the previous calendar month or portion thereof, or (ii) One Million Five Hundred Thousand ($1,500,000.00) Dollars.

3.3       Unbilled Accounts Collateral Monitoring Fee. Borrower shall pay to Lender together with each payment of interest hereunder, an Unbilled Collateral Monitoring Fee which shall be computed as fifteen hundredths of one percent (0.15%) times the average outstanding principal balance of the Unbilled Accounts Loan Limit.

3.4       Facility Fee. Borrower shall pay to Lender a Facility Fee in an amount equal to One Percent (1.00%) times the Total Credit Facility on or before the Acceptance Date, and a Renewal Fee in an amount equal to one-half of one percent (0.50%) on each anniversary of the Acceptance Date so long as any Obligations remain unpaid or outstanding.

3.5       Interest After Event of Default. Interest on the outstanding principal balance of the Credit Facility as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the higher of (x) fifteen (15%) per annum or (y) the annual rate or rates at which the Credit Facility is then bearing interest, plus five percent (5%) per annum (such higher rate being the “Default Rate”). In the event of any change in said applicable interest rate, the Default Rate hereunder shall change, effective as of the day the applicable interest rate changes. To the extent permitted by applicable law, interest shall accrue at the applicable contract rate(s) provided for in this Agreement notwithstanding the occurrence of any Event of Default, acceleration of the Obligations, the entry of any judgment, or the commencement of any bankruptcy, reorganization, receivership or other proceedings.

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ARTICLE IV - COLLATERAL

4.1       Grant of Security Interest. As security for the payment of all Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement, the other Credit Documents and in any other existing or future document or agreement between Borrower and Lender, Borrower hereby assigns and grants to Lender a continuing first Lien on and security interest in, the following personal Property of the Borrower, all now owned or hereafter created or acquired: (a) accounts receivable; (ii) “inventory” (as such term is defined in the UCC) of any kind whatsoever, real or personal, tangible or intangible and wherever located; (iii) all proceeds of the foregoing, and (iv) PNC Bank, National Association Demand Deposit Account number 5303592894 of the Debtor, regardless of whether such assets and properties are currently owned or hereafter acquired.

4.2       Other Actions. Borrower will defend the Collateral against all Liens (other than Permitted Liens), claims and demands of all Persons at any time claiming the same or any interest therein. Borrower agrees to comply with the requirements of all state and federal laws and requests of Lender in order for Lender to have and maintain a valid and perfected first security interest (subject only to Permitted Liens, if any) in the Collateral including, without limitation, executing such documents as Lender may require to establish and maintain Control over all Letter of Credit Rights, related to accounts receivable and the Deposit Account referenced in Section 4.1 hereof. Lender is hereby authorized by Borrower to file any financing statements covering the Collateral or an amendment that adds collateral or adds a debtor, including language indicating that the acquisition by a third party of any right, title or interest in or to the Collateral without Lender’s consent, shall be a violation of Lender’s rights. Borrower will not file any Correction Statement, Information Statement or other record without Lender’s prior written consent. In addition to the foregoing, Borrower shall perform all further acts that may be lawfully and reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement. Borrower shall use commercially reasonable efforts to obtain acknowledgment and waiver agreements from the owner or lessor of any of Borrower’s leased premises. At Lender’s request, Borrower shall immediately deliver to Lender all documents or items for which Lender must receive possession to obtain and/or maintain perfected security interests, including without limitation, all notes, letters of credit, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar Collateral. At Lender’s request, Borrower shall execute and/or deliver to Lender (all in form and substance satisfactory to Lender) any other agreements, documents, instruments and writings as may be required by Lender to evidence, create, perfect or protect Lender’s Liens and security interests in the Collateral.

4.3       Collateral Reporting. Borrower will deliver to Lender an Accounts Reporting Certificate together with each request for an Advance (but at least once each week), and monthly together with the month-end aging of Accounts. As requested by Lender, together with each Accounts Reporting Certificate Borrower shall provide Lender (in a form satisfactory to Lender) sales journals, cash receipts journals and schedules of credits issued. Borrower shall also provide Lender with the following documents, in form satisfactory to Lender: (a) as soon as possible after the end of each month (but in any event by the 15th of the following month), or more frequently as Lender may request, (i) perpetual inventory reports, (ii) aging of accounts payable, and (iii) bank statements; and (b) such other reports as to the Collateral as Lender shall request from time to time.

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4.4       Covenants Relating to Accounts. Borrower shall notify Lender promptly of: (a) any material delay in Borrower’s performance of any of its obligations to any Obligor or the assertion of any claims, offsets, defenses or counterclaims by any Obligor, or any disputes with Obligors, or any settlement, adjustment or compromise thereof, (b) all material adverse information relating to the financial condition of any Obligor and (c) any event or circumstance which, to the best of Borrower’s knowledge would result in an Account being disqualified as an Eligible Account or Eligible Unbilled Account, as the case may be. No credit, discount, allowance, extension or agreement for any of the foregoing shall be granted to any Obligor without Lender’s consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender. Sole authority to settle, adjust or compromise any claim, offset, counterclaim or dispute with any Obligor shall remain with Borrower, but at any time that an Event of Default has occurred, or a Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Obligors or grant any credits, discounts or allowances.

4.5       Attorney in Fact. Borrower hereby irrevocably authorizes and appoints Lender, or any Person as Lender may designate, as Borrower’s attorney-in-fact, at Borrower’s cost and expense, to exercise all of the following powers either before or upon the occurrence of an Event of Default, which being coupled with an interest, shall be irrevocable until all of the Obligations to Lender have been paid and satisfied in full: (a) to receive, take, endorse, sign, assign and deliver, all in the name of Lender or Borrower, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral and to apply such amount to the Obligations in accordance with this Agreement; (b) to receive, open and dispose of all mail addressed to Borrower in connection with any lockbox or Deposit Account under Lender’s Control and upon the occurrence of an Event of Default to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) to request periodically from Obligors, in the name of Borrower or a third party designee of Lender, information concerning the Accounts and verification of the amounts owing thereon; (d) to give Obligors notice of Lender’s interest therein, and/or to instruct such Obligors to make payment directly to Lender for Borrower’s account; and (e) to do all other acts and things as Lender may deem reasonable to protect or preserve Lender’s interest under this Agreement or to fulfill Borrower’s obligations under this Agreement. Upon the occurrence of an Event of Default, Borrower hereby irrevocably authorizes and appoints Lender, or any Person as Lender may designate, as Borrower’s attorney-in-fact, at Borrower’s cost and expense, to take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to enforce or effect collection of the Accounts.

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ARTICLE V - REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make available the Credit Facility contemplated hereby, Borrower hereby represents and warrants to Lender that, as of the date hereof and (except to the extent that such representations and warranties expressly relate solely to an earlier date) as of the date of each Advance hereunder:

5.1       Credit Document Representations and Warranties. All representations and warranties made by Borrower to Lender hereunder and under the Credit Documents are true and correct as if made on and as of the date hereof. No Event of Default (however defined) under any Credit Document has occurred and no Default (however defined) under any Credit Document has occurred and remains outstanding or uncured.

5.2       Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the state identified in the introductory paragraph to this Agreement, and has full power, authority and legal right to own its properties and conduct its business, and to execute, deliver and perform its obligations under this Agreement. Borrower is duly qualified to do business and is in good standing in each jurisdiction where qualification is required (or is exempt from such requirements), and has obtained all necessary licenses and approvals. Borrower has delivered to Lender, in form and substance satisfactory to Lender (a) the Organizational Documents of Borrower and each organizational Guarantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and (b) copies of the bylaws or operating agreement, as applicable, of Borrower and each such Guarantor certified by a secretary or assistant secretary of Borrower and such Guarantor to be true and correct as of the date hereof.

5.3       Authorization. The execution and delivery of this Agreement by Borrower and the performance of the transactions contemplated by this Agreement have been duly authorized by Borrower by all necessary action on the part of Borrower. Borrower has delivered to Lender, in form and substance satisfactory to Lender, resolutions or unanimous written consent of the board of directors or members, as applicable, of Borrower and each such Guarantor approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of Borrower and each such Guarantor to be true and correct and in force and effect as of the date hereof. All shareholder, member, Governmental Authority and other third-party consents and approvals required in connection with the transactions contemplated hereby have been obtained.

5.4       Insurance. Borrower has delivered to Lender copies of all insurance policies or certificates of insurance of Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, without limitation, those naming Lender as loss payee (as to property and casualty coverage) and as additional insured (as to liability coverage), and all such insurance is in effect and all premiums are paid up and current.

5.5       Material Adverse Change. No Material Adverse Change has occurred in the assets, business or prospects of Borrower since the date of Lender’s latest field examination or review or inspection of Collateral, and no change or event shall have occurred which would impair the ability of Lender to enforce the Obligations or realize upon the Collateral of Borrower or any Guarantor under this Agreement or under any of the other Credit Documents.

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5.6       No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof, does not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Borrower is a party.

5.7       Requirements of Law; Proceedings; Investigations. All applicable Requirements of Law with respect to each Contract and the Accounts thereunder have been complied with, and the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to Borrower, will not conflict with or violate any Requirement of Law applicable to Borrower. Borrower is in compliance with all requirements of ERISA, and no prohibited transaction under ERISA has occurred with respect to any employee benefit plan subject to ERISA. There are no proceedings or (to the best knowledge of Borrower) investigations pending or threatened against Borrower before any court, administrative agency, regulatory body or other tribunal or Governmental Authority seeking any determination, judgment, order or ruling that would adversely affect the validity or enforceability of this Agreement.

5.8       Solvency. After giving effect to the transactions contemplated under this Agreement, Borrower is able to pay its respective debts as they become due, and has capital sufficient to carry on its respective business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts, other than with respect to the Borrower’s guaranty of debt of affiliates of which it is not the primary obligor, given in connection with that certain Senior Secured Note Purchase Agreement dated July 27, 2017. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Credit Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.9       Proprietary Rights. Borrower possesses adequate Proprietary Rights to continue to conduct its business as heretofore conducted by it. Borrower has disclosed in writing to Lender all of its Proprietary Rights, including all registration and application identification. The use of each of the Proprietary Rights by Borrower does not infringe upon or violate the rights of any other Person, and no Proprietary Right is the subject of any judicial or administrative proceeding. All of the Proprietary Rights are valid and enforceable rights of Borrower and will not be impaired or affected by reason of the execution, delivery and performance of this Agreement.

5.10       Perfection and Priority. After giving effect to the transactions contemplated by this Agreement, Lender shall have a valid, perfected first priority security interest in the Accounts and the other Collateral, subject to no other Liens, claims or encumbrances, other than Permitted Liens.

5.11       Enforceability. The Agreement and all of the other Credit Documents are the legal, valid and binding obligations of Borrower, and are enforceable against Borrower in accordance with their terms.

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5.12       Financial Data. Borrower has furnished to Lender the audited balance sheet of Borrower and statement of income, and retained earnings for, the Fiscal Year ending January 1, 2017, prepared by Borrower’s outside CPA firm and an unaudited balance sheet and statement of income and retained earnings as of and for the Fiscal Quarter ending September 30, 2017, prepared by the Controller of Borrower. The financial statements are in accordance with the books and records of Borrower and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods indicated, and such financial statements have been prepared in conformity with GAAP consistently applied throughout the periods involved. Since January 1, 2017, there have been no changes in the condition, financial or otherwise, of Borrower as shown on the financial statements of Borrower described above which individually or in the aggregate constitute a Material Adverse Change.

5.13       Locations of Offices, Records and Inventory. Borrower’s chief executive office and all other places of business are set forth in the Disclosure Schedule to this Agreement, and the books and records of Borrower and all chattel paper and all records of accounts are located at the chief executive offices of Borrower. There is no address in which Borrower has any Collateral other than the addresses as set forth on said Disclosure Schedule.

5.14       Business Names. Borrower has not used any legal or fictitious name during the five (5) years preceding the date hereof, other than the legal name shown on its Organizational Documents and those names set forth the Disclosure Schedule.

5.15       Subsidiaries. There are no direct or indirect subsidiaries of Borrower except as set forth on the Disclosure Schedule. Borrower is not a party to any partnership or joint venture except as set forth on the Disclosure Schedule.

5.16       Judgments or Litigation. Except as set forth on the Disclosure Schedule, as of the date hereof there is no (a) judgment, order, writ or decree outstanding against Borrower or (b) pending or, to the best of Borrower’s knowledge, threatened litigation, contested claim, governmental, administrative or regulatory investigation, arbitration, or governmental audit (for taxes or otherwise) or proceeding by or against Borrower. No judgment, order, writ, decree, pending or threatened litigation, contested claim, investigation, arbitration and governmental proceeding pertaining to Borrower (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

5.17       Contractual Obligations. Borrower is not in default under any term or provision of any securities issued by Borrower, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which Borrower is a party.

5.18       Compliance with Environmental Laws. The operations of Borrower materially comply with all applicable federal, state or local environmental, health and safety statutes, regulations, directions, ordinances, criteria or guidelines (“Environmental Laws”); and none of the operations of Borrower are the subject of any material judicial or administrative proceeding alleging the violation of any Environmental Laws.

5.19       Title to Property. Borrower has (i) valid leasehold interests in all of the real Property it occupies as a tenant, (all such real Property and the nature of Borrower’s interest therein is set forth on the Disclosure Schedule) and (ii) good, marketable and exclusive title to all of the other Property it purports to own (including without limitation, all real and personal Property). Borrower enjoys peaceful and undisturbed possession of all its real Property, and there is no pending or, to the best of its knowledge, threatened condemnation proceeding relating to any such real Property. The leases with respect to the leased Property do not contain provisions which have or could reasonably be expected to have a Material Adverse Effect. No material default exists under any such lease.

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5.20       Labor Matters. Borrower is in compliance with all state and federal labor and employment laws and regulations, and no strike, labor dispute, slowdown or stoppage is pending or threatened against Borrower. Borrower has disclosed and made available to Lender all existing labor agreements and collective bargaining agreements and is in compliance with all such agreements.

5.21       Margin Security. Borrower does not own any margin stock and no portion of the proceeds of any Advance shall be used by Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U, T, or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

5.22	Taxes and Tax Returns.

(a)       Except as set forth on the Disclosure Schedule, Borrower has timely, completely and accurately filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other related material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on and after the date hereof.

(b)       Except as set forth on the Disclosure Schedule, (i) all Taxes, in respect of periods beginning prior to the date hereof, have been paid, or will be paid, or an adequate reserve has been established therefore, as set forth in Borrower’s financial statements, and (ii) Borrower has no material liability for such Taxes for such periods in excess of the amounts so paid or reserves so established. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against Borrower except those that are paid or contested within the time limits designated by law or the applicable Governmental Authority and no tax Liens have been filed.

5.23       Status of Eligible Accounts. As of each date that Borrower shall request an

(a)       Advance, Borrower shall be deemed to make, with respect to each Eligible Account, each of the following representations and warranties:

(b)       Such satisfies each of the conditions of an Eligible Account.

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(c)       All information relating to such Account that has been delivered to the Lender is true and correct in all material respects, and all documents relating to the Account are genuine and in all respects what they purport to be;

(d)       No such Account (i) requires the approval of any third person for such Account to be assigned to Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past, or within ninety (90) days of, the statutory limit for collection applicable to the Obligor.

(e)       Any guaranty of, letter of credit support for, or collateral security for, such Account has been assigned and delivered to Lender.

(f)       All excise, sales, use and other ad valorem taxes imposed with respect to sales or services creating the Account have been timely remitted or, if remittance is not yet due, have been collected and are being held by Borrower in a segregated account for timely remittance to the taxing authorities.

(g)       The representations and warranties made by Borrower in the Credit Documents and all financial or other information delivered to Lender with respect to Borrower and such Account do not contain any untrue or misleading statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(h)       Each invoice creating the Account contains an express direction requiring the Obligor to remit payments to a Controlled Account.

(i)       Neither such Account nor the related Contract contravenes any Requirement of Law, rule or regulation applicable thereto, and no party to such related Contract is in violation of any such Requirement of Law, rule or regulation in connection with such Contract.

(j)       All services have been performed and all goods and materials have been delivered and accepted in conformity with the terms of the Contract, and there are no express or implied conditions precedent to collection of the Account.

(k)       The Account does not include late charges or finance charges.

(l)       To the best of Borrower’s knowledge, no fact or circumstance exists which would cause Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

5.24       Material Contracts. The Disclosure Schedule sets forth a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. None of the Material Contracts contains provisions which have or could reasonably be expected to have a Material Adverse Effect. All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

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5.25       Accuracy and Completeness of Information. All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of Borrower in writing to Lender for purposes of or in connection with this Agreement or any Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects on the date as of which such information is dated or certified. There is no fact now known to any officer of Borrower which has, or would have, a Material Adverse Effect which fact has not been set forth herein, in the Financials, or any certificate, opinion or other written statement made or furnished by Borrower to Lender.

5.26       Commercial Tort Claims. Borrower holds no Commercial Tort Claims except as set forth on the Disclosure Schedule attached hereto and made a part hereof.

5.27       Letter of Credit Rights. Borrower holds no Letter of Credit Rights except as set forth on the Disclosure Schedule attached hereto and made a part hereof.

5.28       Deposit Accounts. All Deposit Accounts of Borrower and each depository institution in which Borrower maintains a Deposit Account are set forth in the Disclosure Schedule attached hereto and made a part hereof.

5.29       Survival of Representations. All representations made by Borrower in this Agreement and in any other Credit Document shall survive the execution and delivery hereof and thereof.

ARTICLE VI - AFFIRMATIVE COVENANTS

Until termination of this Agreement and the payment and satisfaction of all Obligations, Borrower covenants and agrees as follows:

6.1       Financial Information. Borrower will deliver to Lender (and will cause each Guarantor that is an organization to deliver to Lender): (i) audited consolidated and unaudited consolidating financial statements of Novation Companies, Inc. and its affiliates and direct and indirect subsidiaries within 120 days after the close of each Fiscal Year, prepared by independent certified public accountants acceptable to Lender; and (ii) within 45 days after the close of each Fiscal Month end, the consolidated and consolidating balance sheets and statements of income and retained earnings and of changes in cash flows, each in reasonable detail, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year or period, prepared in accordance with GAAP. Borrower will promptly deliver to Lender such other reports, certificates, schedules, documents, data or information concerning Borrower’s finances, collateral and properties as Lender may reasonably request from time to time. The Borrower shall deliver to Lender no later than thirty (30) days prior to the beginning of each Fiscal Year of the Borrower commencing with its 2018 Fiscal Year, a Fiscal Month by Fiscal Month projected operating budget and cash flow of the Borrower for such Fiscal Year (including an income statement for each Fiscal Month and a balance sheet as at the end of the last Fiscal Month in each Fiscal Quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practices consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

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6.2       Existence. Borrower (a) will maintain its legal organizational existence, (b) will maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, (c) will obtain or maintain all Proprietary Rights necessary or desirable to the conduct of its business, and (d) will continue in, and limit its operations to, the same general lines of business as that presently conducted by it.

6.3       Environmental Matters. Borrower will conduct its business so as to comply in all material respects with all Environmental Laws. If Borrower receives notice (a) that any violation of any Environmental Law may have been committed or is about to be committed by Borrower, (b) that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower alleging violations of any Environmental Law or requiring Borrower to take any action in connection with the release of toxic or hazardous substances into the environment or (c) alleging that Borrower may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, Borrower will provide Lender with a copy of such notice within five (5) days after the receipt thereof.

6.4       Books and Records. Borrower will maintain books and records in such detail, form and scope as is consistent with good business practice. Lender may, prior to the occurrence of an Event of Default upon prior notice (and after the occurrence of an Event of Default without prior notice), enter upon the premises of Borrower, during normal business hours, for the purpose of (a) enabling Lender’s examiners to conduct (at Borrower’s expense) field examinations, (b) inspecting and verifying the Collateral, (c) inspecting and/or copying (at Borrower’s expense) any and all records pertaining thereto, and (d) discussing the affairs, finances and business of Borrower or with any officers, employees and directors of Borrower or with Borrower’s independent accountant.

6.5       Collateral Records. At Lender’s request, Borrower will deliver to Lender all original documents evidencing or relating to Accounts, including, but not limited to, the original Contract, orders, invoices, and delivery receipts regarding such Accounts, and such written statements and schedules with respect to the Collateral as Lender may reasonably request.

6.6       Insurance; Casualty Loss. Borrower will maintain, at its sole cost and expense, public liability insurance, third party property damage insurance, replacement value insurance on the Collateral, and all insurance required under the Contracts, under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times customary for businesses of this type and satisfactory to Lender in its commercially reasonable judgment. At Lender’s request, policies covering the Collateral shall name Lender as an additional insured (as to liability coverage) and “lender loss payee” (as to casualty and property coverage), as its interests may appear, and shall contain such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies. Subject to the terms of the Intercreditor Agreement, Lender shall have the right, in the name of Lender or Borrower, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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6.7       Taxes. (a) Borrower will pay, when due and in any event prior to delinquency, all payroll and withholding Taxes and all other Taxes lawfully levied or assessed against Borrower or any of the Collateral; provided, however, that payment of a Tax may be deferred if such Tax is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted, adequate reserve or other appropriate provision has been made in conformity with GAAP, and the failure to make such payment does not result in such Tax becoming a Lien on any Property of Borrower. Borrower will furnish to Lender (and will cause each Guarantor to furnish to Lender) copies of all federal and state income Tax returns within thirty (30) days after the filing thereof. At the request of Lender, Borrower will furnish to Lender (and will cause each Guarantor to furnish to Lender) receipted bills or other documentation reasonably satisfactory to Lender to establish the payment of any Tax. Borrower will deliver to Lender within 30 days after the close of each month evidence that it has made all required federal and state payroll tax deposits.

(b)       The Borrower shall:

(i)       use commercially reasonable efforts to within thirty (30) days of receipt of a final, non-appealable response from the Internal Revenue Service (“IRS”) to the Borrower’s Offer in Compromise previously submitted to the IRS enter into a fully executed “Offer in Compromise” or payment plan with the IRS;

(ii)       the Borrower shall make all payments under such agreement referred to in subsection (i) above on a timely basis; and

(iii)       the Lender shall institute a weekly reserve against the Borrowing Base so that at the end of each four (4) week period, from the date of entering into a fully executed “Offer in Compromise” or payment plan with the IRS, the amount of the reserve will equal the amount of the next installment payment due to the IRS under the agreement referred to in subsection (i) above. The Lender will release the reserve upon the due date of each installment payment for the Borrower to use the available funds to make the next installment payment and within three (3) Business Days the Borrower shall provide the Lender with proof such payment was made.

6.8       Compliance With Laws. Borrower will comply with all Requirements of Law applicable to Borrower or to the Collateral or any part thereof or to the operation of Borrower’s business, and will comply with all minimum funding and other requirements with respect to any employee benefit plan subject to ERISA.

6.9       Notification of Certain Events. (a) Borrower will promptly notify Lender in writing of the occurrence of any of the following events (but in no event shall such notice from Borrower be received by Lender later than five (5) Business Days after the occurrence of any such event): (a) any Material Contract of Borrower is terminated or amended in any material respect or any new Material Contract is entered into (in which event Borrower shall provide Lender with a copy of such Material Contract); (b) the institution of any litigation, proceeding(s) or investigation against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) in which a claim of at least $50,000 (or claims aggregating at least $150,000) has been or is reasonably likely to be asserted against Borrower; (c) any notice of violation of any material law or regulation shall have been received by Borrower from any Governmental Authority accompanied by a copy of any such notice; (d) any audit or notice of proposed audit of Borrower’s books and records by any Governmental Authority accompanied by a copy of any such notice;

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(b)       The Borrower shall provide the Lender with reasonable prior written notice of any upstream payments, loans, loan repayments, dividends and distributions to any parent or affiliated entities.

6.10       Maintenance of Property. Borrower will keep all Property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices and not to commit or suffer any waste with respect to any of its properties, except for properties which either individually or in the aggregate are not material.

6.11       Commercial Tort Claims. Borrower shall provide written notice to Lender of any Commercial Tort Claim to which Borrower is or becomes a party or which otherwise inures to the benefit of Borrower, within thirty (30) days after such Commercial Tort Claim arises. Such notice shall contain a sufficient description of the Commercial Tort Claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable) and a detailed explanation of the events giving rise to such claim.

6.12       Letter of Credit Rights. Borrower shall provide written notice to Lender within 30 days of the date it shall arise of any Letters of Credit for which Borrower is the beneficiary, and provide Lender with a copy of all instruments, documents and agreements as Lender reasonably may require.

6.13       IRS form 8821. Borrower shall execute and timely deliver at intervals as required by Lender a fully and properly completed IRS Form 8821 (or any IRS form replacing Form 8821), which Lender may file with the Internal Revenue Service for purposes of receiving secondary notice of any notification events. Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file such IRS Form.

6.14       Further Assurances. Borrower will execute and deliver all such further instruments and do all such further acts and things as Lender may reasonably request in order to fully effectuate the purposes, terms and conditions of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, giving all Obligors written notification of its assignment of Accounts to Lender.

6.15       Financial Covenants. At all times during the Term of this Agreement or so long as any Obligations remain outstanding and unpaid the Borrower shall:

Debt Service Coverage Ratio. Caused to be maintained, at all times, a Debt Service Coverage Ratio of not less than 1.20 to 1.00, tested on a trailing four (4) Fiscal Quarters basis, beginning with the Fiscal Quarter ending nearest December 31, 2017, and on the last day of each Fiscal Quarter thereafter.

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ARTICLE VII- NEGATIVE COVENANTS

Until termination of this Agreement and payment and satisfaction of all Obligations, Borrower agrees that, unless otherwise agreed in writing by Lender, it will not:

7.1       Liens. Mortgage, assign, pledge, transfer or otherwise permit any Lien of any kind to exist at any time on any of the Collateral, except for Permitted Liens.

7.2       Indebtedness. Incur, create, assume or become liable for any Indebtedness, or make any payments on any Indebtedness other than (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business; and (c) Permitted Indebtedness provided, however, that Borrower may only make regularly scheduled payments of principal and interest in respect of such Permitted Indebtedness in accordance with the terms of any agreement or instrument evidencing, creating or relating to such Permitted Indebtedness.

7.3       Sale of Assets. Sell, lease, assign, transfer, enter into any sale-leaseback of any of its Property (including, without limitation, customer lists, Accounts and Contracts) or otherwise dispose of any Property other than (a) sales of Inventory in the ordinary course of business, (b) sales or other dispositions in the ordinary course of business of Equipment that is obsolete or that is no longer used or useful in the conduct of Borrower’s business, and (c) other sales of fixed assets, the net proceeds of which, shall not exceed $25,000 in the aggregate in any fiscal year of Borrower.

7.4       Organizational Changes. (a) Merge or consolidate with any Person, (b) without at least thirty (30) days prior written notice, alter or modify Borrower’s Organizational Documents or change Borrower’s jurisdiction of organization or formation, (c) without at least thirty (30) days’ prior written notice to Lender, alter or modify any legal names, mailing addresses, principal places of business, chief executive office, or the location of any Collateral (other than Inventory held for shipment by third Persons, Inventory in transit, or Inventory held for processing by third Persons), (d) without at least thirty (30) days prior written notice to Lender, alter or modify Borrower’s organizational structure, status or existence, (e) enter into or engage in any business, operation or activity materially different from that presently being conducted by Borrower, or (f) if Borrower is a limited liability company, issue certificates representing its membership interests.

7.5       Guarantees. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, except by the endorsement of negotiable instruments in the ordinary course of business or in connection with that certain Senior Secured Note Purchase Agreement dated July 27, 2017, provided however, the Borrower shall not consent to any increase in the interest rates, fees or principal amount of such notes.

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7.6        Investments. Make any investment in any other Person.

7.7       Affiliate Transactions. Except as permitted by this Agreement, enter into any transaction with, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service to an affiliate of Borrower except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person.

7.8       Distributions. Borrower may make Tax Distributions annually based on Borrower’s audited financial statements or in multiple installments, based on Borrower’s good-faith and reasonably accurate and conservative estimate, after consultation with Borrower’s regular outside accounting firm, of income to be generated by Borrower’s business in such year to allow its shareholders or members to meet their tax obligations on such income in a timely manner; and provided, further, upon any determination that the amount of a Tax Distribution exceeded the applicable tax liability, Borrower shall make immediate demand for repayment of such excess Tax Distribution, and the Person who received such excess Tax Distribution shall repay such excess upon demand, and the failure of Borrower to make such demand or of such Person to repay such amount on demand shall constitute an Event of Default. The Borrower shall not make new advances, Dividends or Restricted Distributions to be used to repay an advance by the Borrower to the Shareholders, Guarantors and/or employees. The advances to the Shareholders, Guarantors and/or employees can only be repaid from such Shareholders’, Guarantors’ and/or employees’ available cash on hand, proceeds of the sale of assets of such Shareholders, Guarantors and/or employees, other than their Stock in the Borrower and its subsidiaries and affiliates, or by Indebtedness incurred by the Shareholders, Guarantors and/or employees.

7.9       Directly or indirectly declare, order, pay, make or set apart any sum for any advances, upstream payments, loans, loan repayments, Dividends, or Restricted Distribution to any parent or any affiliate; provided, however, that, so long as no Event of Default has occurred, and the making of such advances, upstream payments, loans, loan repayments, Dividends, or Restricted Distribution to any direct or indirect parent shall be permitted so long as it will not result in the occurrence of any Default or Event of Default, and Lender is provided with reasonable prior written notice of the existence and amount thereof.

7.10       Third Party Loans. Make any Third Party Loan.

7.11       Issuance of Stock. Without not less than fifteen (15) days prior written notice to Lender, issue or distribute any Capital Stock or other securities for consideration or otherwise.

7.12       Amendments of Material Contracts. Amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of any Material Contract if such amendment, modification, cancellation or termination would reasonably be expected to result in a Material Adverse Change.

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7.13       Licenses, Etc. Enter into licenses of, or otherwise restrict the use of, any Proprietary Rights that would prevent Borrower from selling, transferring, encumbering or otherwise disposing of any such Proprietary Rights.

7.14       Fiscal Year. Change its fiscal year from a year ending December 31 unless required by law, in which case Borrower will give Lender at least 30 days prior written notice thereof.

7.15       Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $100,000.

7.16       Bank Accounts. Without at least fifteen (15) days prior written notice to Lender, open any demand deposit, checking or other account at any banking institution, or enter into any deposit account control agreement, blocked acount agreement or other arrangement purporting to establish control over Borrower’ Accounts or proceeds of Accounts.

ARTICLE VIII - EVENTS OF DEFAULT

Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

8.1       Borrower fails to pay any Obligation, or fails to perform or observe any term, covenant or agreement contained in this Agreement; or

8.2       any representation, warranty or statement made by Borrower or any Guarantor in this Agreement, any guaranty agreement, or any schedule, assignment, or other writing in connection with this Agreement or other information or report delivered pursuant to this Agreement is determined to have been false, misleading or incorrect in any material respect; or

8.3       Borrower attempts in any manner to countermand, redirect, defeat, delay, avoid or enjoin the operation and effect of (i) any notice of assignment or payment directive to an Obligor, or (ii) any instruction directing a depositary institution to transfer funds from a Controlled Account under any deposit account control agreement or other substantially similar arrangement; or

8.4       any judgment or levy is entered against Borrower for the payment of money in excess of $50,000, unless the same is discharged within thirty (30) days after the entry thereof or an appeal or appropriate proceeding for review is taken within such period and the effect of such judgment is stayed for such period; or

8.5       an event of default occurs under any Material Contract between Borrower and any other Person, which default is not cured within any applicable grace period; or

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8.6       any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such Person in favor of Lender; or

8.7       entry of any order or decree by any court or Governmental Authority imposing affirmative or negative injunctive relief against Borrower, including without limitation, the entry of any debarment or administrative sanctions or restrictions, which could reasonably be expected to result in a Material Adverse Change; or

8.8       (i) Borrower or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding naming Borrower or any Guarantor as Debtor shall be commenced by Borrower or such Guarantor under any bankruptcy, insolvency, reorganization or similar proceedings under federal or state law; (iii) any proceeding shall be commenced by Borrower or any Guarantor for the appointment of a receiver or other custodian for Borrower or any Guarantor or any substantial part of its Property under federal or state law; (iv) any proceeding described in clauses (ii) or (iii) above shall be commenced against Borrower or any Guarantor and shall not have been stayed or dismissed within sixty (60) days; or (v) Borrower or any Guarantor shall formally authorize any of the actions set forth in clauses (ii), (iii) or (iv) of this Section 8.8; or

8.9       Borrower, any principal of Borrower, or any Guarantor is indicted or convicted of the commission of a crime, or any proceeding of any kind is pending or threatened which would reasonably be likely to result in the forfeiture of any material portion of the assets of Borrower to any Governmental Authority; or

8.10       there is filed against Borrower or any Guarantor a Federal, state or local tax lien, or any Property of Borrower is subjected to a levy for the purported failure by Borrower to pay taxes, interest and penalties; or

8.11       Borrower fails to comply with any covenant contained in this Agreement, the other Credit Documents or any other agreement, document, instrument or certificate between Borrower and Lender or executed by Borrower in favor of Lender and the same is not remedied within five (5) days of the Borrower becoming aware of such non-compliance; or

8.12       a Material Adverse Change occurs; or

8.13       an Event of Default under that certain Senior Secured Note Purchase Agreement dated July 27, 2017.

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ARTICLE IX - RIGHTS AND REMEDIES

Upon the occurrence of any Event of Default, any agreement by Lender to make Advances under the Credit Facility shall terminate, at Lender’s election, all Obligations (including, without limitation, the Termination Fee and any other make-whole payment) shall be and become immediately due and payable without prior notice and/or demand, and Lender may take any or all of the following actions, without presentment, demand, protest or any other action or obligation of Lender.

9.1       Enumeration of Remedies. In addition to all other rights and remedies available to Lender under the UCC or other applicable law, and contained in this Agreement or any other Credit Document, Lender may exercise the following rights and remedies:

(a)       Notify all Obligors to make all payments directly to Lender;

(b)       Take control of any funds or Proceeds generated by the Accounts and reduce any part of Borrower’s Obligations to Lender in such order as Lender determines;

(c)       Demand, collect, convert, redeem, settle, compromise, receipt for, realize on, adjust, sue for, and foreclose on the Accounts and other Collateral, either in Lender’s or Borrower’s name, as Lender elects;

(d)       Declare all Obligations and Indebtedness of Borrower hereunder immediately due and payable and enforce payment and performance of such Obligations and Indebtedness;

(e)       Take control over Borrower’s books and records;

(f)       With or without court order (and without interference by Borrower), enter any or all of Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises, without any liability to Borrower for rent, storage, utilities or other sums, or require Borrower, at its own expense, to assemble all or any part of the Collateral and make it available to Lender at a place designated by Lender;

(g)       Exercise all rights of setoff and recoupment;

(h)       File with the Governmental Obligors in conformity with the ACA as to which the Governmental Assignment of Claims, the Notice of Assignment and any other documents required under the ACA and FAR (or DFARS, as applicable); and

(i)       Dispose of Collateral at one or more public or private dispositions, Borrower hereby agreeing that notice received by it at least 10 days before the time of any intended public sale or of the time, after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Inventory or other Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower.

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9.2       Additional Provisions. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies hereunder with respect to the Collateral. Lender shall have no obligation to clean up or prepare the Collateral for sale except as is required by applicable law. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made to Lender that are received by Lender and applied to the Obligations. Lender may in connection with any sale of the Collateral specifically disclaim any warranties of title or the like. In the exercise of any right or remedy, Lender is granted a non-revocable, royalty free, nonexclusive license and permission to use all of Borrower’s Proprietary Rights which are used or useful in connection with disposition of any of the Collateral.

9.3       Nature of Remedies. All rights and remedies granted Lender hereunder and under the other Credit Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time or at different times until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, any Guarantor, or their Property at any time, under any agreement, with any available remedy and in any order. Nothing contained in this Agreement or the other Credit Documents shall be deemed to compel Lender at any time to accept a cure of any Event of Default hereunder. In no event shall prior recourse to any Collateral be a prerequisite to Lender’s right to demand payment of any Obligation from Borrower or any Guarantor upon the occurrence and during the continuance of any Event of Default.

9.4       Application of Proceeds. The proceeds from the sale or disposition of any Collateral shall be applied to the Obligations in such order or manner as Lender determines.

9.5       Waivers. Except as otherwise expressly provided herein, Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

ARTICLE X - MISCELLANEOUS

10.1       Term and Termination. The Term of this Agreement shall be one (1) year from the Acceptance Date hereof and shall be automatically renewed for consecutive one (1) year Terms thereafter unless written notice of termination is given by Borrower or Lender to the other at least sixty (60) days prior to the end of the original or any renewed Term. Notwithstanding anything herein to the contrary, Lender may terminate the Term of this Agreement at any time upon giving not less than forty-five (45) days’ notice, in which event the provisions of Section 10.12 hereof shall not apply for any period after the Termination Date set forth in such notice. Any termination of the Term hereof shall not affect Lender’s security interest in the Collateral, and this Agreement shall remain in effect until all transactions entered into and Obligations incurred hereunder have been completed and indefeasibly paid and satisfied in full. Nothing herein contained shall affect or limit Lender’s rights or remedies under Article IX of this Agreement. Commencing one (1) year after the Acceptance Date and at the option of Lender, provided no Event of Default has occurred and not been waived by Lender, in the event Borrower obtains replacement financing from an FDIC insured depository institution, the proceeds of which are applied to the full and non-avoidable payment of all Obligations, Borrower may terminate the Term of this Agreement upon giving not less than sixty (60) days advance notice to Lender, which notice shall be irrevocable. Upon such payment in full of the Obligations, the provisions of Section 10.12 hereof shall not apply.

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10.2       Jury Trial. Lender and Borrower each hereby waives any right to trial by jury in any action or proceeding arising out of this Agreement, the Credit Documents or any other agreements or transactions related hereto or thereto.

10.3       submission to jurisdiction, venue.

(a)       borrower irrevocably consents and submits to the exclusive jurisdiction of the state of maryland and the united states district court for the district of maryland and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this agreement or in any way connected or related or incidental to the dealings of borrower and lender in respect of this agreement or the transactions related hereto. Notwithstanding the foregoing, lender shall have the right to bring any action or proceeding against borrower or its property in the courts of any other jurisdiction which lender deems necessary or appropriate in order to enforce its rights against borrower.

(b)       borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the u.s. mails, or, at lender’s option, by service upon borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, borrower shall appear in answer to such process, failing which borrower shall be deemed in default and judgment may be entered by lender against borrower for the amount of the claim and other relief requested.

10.4       Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means. E-mail and other forms of electronic communication not expressly provided for hereunder shall not constitute notice.

10.5       Assignment. Borrower shall not have the right to assign or delegate its obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Lender.

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 10.6       Costs and Expenses.

(a)       Borrower agrees to pay and to reimburse Lender on demand for all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, performance, construction, interpretation, workout, restructure, collection, liquidation, foreclosure, enforcement and defense of this Agreement and the other Credit Documents, or of Lender’s rights in any Collateral, including, but not limited to: (i) all costs and expenses of UCC, litigation, Lien, judgment and similar searches, and all filing and recording fees (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (ii) all title and other insurance premiums, appraisal fees and search fees; (iii) costs and expenses of remitting proceeds, collecting checks and other items of payment, and establishing and maintaining a Controlled Account, lockbox accounts or depository account control agreements, together with Lender’s customary charges and fees with respect thereto and any obligations of Lender to the depository institutions maintaining such Controlled Account, lockbox accounts or deposit accounts; (iv) costs and expenses paid or incurred in connection with obtaining collection of the Accounts and payment of all Obligations, and of enforcing the security interests and Liens of Lender, and otherwise enforcing the provisions of this Agreement or defending any claims made or threatened against Lender or any Collateral (including, without limitation, preparations for and consultations concerning any such matters); and (v) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of up to four (4) field examinations of the Collateral and Borrower's operations for each calendar year, plus a per diem charge at the then standard rate for Lender's examiners in the field and office; and (vi) expenses incurred in protecting Lender’s interest in the Collateral.

(b)       If at any time or times Lender employs counsel: (i) for advice or other representation with respect to or in connection with any matter described in Section 10.6(a) above, (ii) for advice or other representation with respect to this Agreement, in connection with Borrower’s request for any waiver or amendment of the terms of this Agreement, or as a result of the occurrence of an Event of Default, (iii) to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower or any other Person) in any way or respect relating to this Agreement, the Accounts or the Collateral, or (iv) to enforce any rights or remedies of Lender against Borrower or the Collateral, then the fees, costs and expenses incurred by Lender in any manner or way with respect to the foregoing shall be made a part of the Obligations and shall be immediately due and payable by Borrower. The obligations and agreements of Borrower under this Section 10.6 shall survive the Termination Date, any termination of this Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Agreement. All such costs and expenses described in this Section 10.6 are referred to collectively as “Expenses.” At the sole option of Lender, any Expenses not paid or reimbursed by Borrower may be added to the outstanding principal balance of the Credit Facility and shall bear interest as provided herein and in the Note.

(c)       If enforcement of this Agreement results in Lender obtaining a money judgment against Borrower, Lender’s right to payment and reimbursement of Expenses and costs described in this Section 10.6 arising after the entry of judgment (including without limitation costs and Expenses to collect the judgment or liquidate and collect Collateral) shall not be extinguished or merged into the judgment but shall survive the judgment as a claim against Borrower and the Collateral.

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10.7	Indemnification.

(a)       Borrower hereby agrees to indemnify, at its sole cost and expense, each of Lender, and all of its successors, transferees, and assigns and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Indemnified Party arising out of or relating to the transactions contemplated by this Agreement or the ownership of any Account, excluding, however, Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to: (i) any representation or warranty made by Borrower (or any of its officers or affiliates) under or in connection with any information or report delivered by or on behalf of Borrower pursuant hereto, which shall be false, incorrect or misleading in any material respect when made or deemed made; (ii) failure by Borrower to comply with any applicable law, rule or regulation with respect to any Account or Contract, or the nonconformity of any Account or the related Contract with any such applicable law, rule or regulation; (iii) failure to vest and maintain vested in Lender a perfected ownership interest in any Collateral, free and clear of any Lien, other than Lien arising solely as a result of an act of Lender; (iv) any dispute, claim, offset or defense of the Obligor to the payment of any Account, or any other claim arising from or related to goods or services to be provided by Borrower under the Account or the related Contract; (v) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Account, or any other interest in the Accounts or in any goods which secure any such Accounts; or (vi) any failure of Borrower to perform its duties or obligations hereunder or under any Contract.

(b)       Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

10.8	Complete Agreement; Amendments.

(a)       This Agreement and the written documents executed pursuant to this Agreement, if any, set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein, and may not be contradicted by evidence of prior or contemporaneous agreement of the parties.

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(b)       No amendments, riders, supplements, or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by (i) Borrower and Lender or (ii) Lender (with respect to a waiver or consent by it) or Borrower (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.9       Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Borrower may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Lender. The provisions of Section 10.7 shall inure to the benefit of the Indemnified Parties, respectively, and their respective successors and assigns. The rights and remedies with respect to any breach of any representation and warranty made by Borrower and the indemnification provisions of Section 10.7 shall be continuing and shall survive any termination of this Agreement.

10.10       Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.11       Severability. The provisions of this Agreement are to be deemed severable; the illegality, invalidity or unenforceability of any provision shall not affect or impair the remaining provisions, which shall continue in full force and effect, as if such illegal, invalid or unenforceable provision were not part of this Agreement (but only to the extent of such illegality, invalidity or unenforceability).

10.12       Termination Fee. If (a) this Agreement or the Term hereof is terminated by Borrower other than as permitted in Section 10.1 of this Agreement, or (b) this Agreement or the Term hereof is terminated by Lender or by operation of law or by reason of the occurrence of an Event of Default (including, without limitation, the filing of any proceeding described in Section 8.8 of this Agreement), (i) prior to the first anniversary of the Acceptance Date of this Agreement Borrower shall pay to Lender, and there shall be included in the Obligations, a Termination Fee, which shall be equal to one percent (1.00%) times the Total Credit Facility. The Termination Fee is waived, only if after the first anniversary of the Acceptance Date of this Agreement Borrower (i) receives financing in form of a revolving line of credit from an FDIC insured depository institution and (ii) pays all obligations, other fees, and charges provided for in this Agreement due the Lender in full. The Termination Fee shall be in addition to all other fees and charges provided for in this Agreement, and shall be deemed fully earned and payable with or without demand and whether or not any other Obligations are prepaid. The provisions of this Section 10.12 shall survive termination or expiration of the term of this Agreement. The Termination Fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing.

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10.13       Maximum Rate; Commercial Loan. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Credit Document, in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby exceed the highest lawful rate permitted under applicable law. In such event, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to such highest lawful rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed such highest lawful rate, such excess interest shall be applied (as determined by Lender) to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest.

10.14       Governing Law. Borrower acknowledges that this Agreement and all other Credit Documents are accepted and executed by Lender at its principal office located in the State of Maryland and that this Agreement is made in the State of Maryland. The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Maryland (without giving effect to principles of conflicts of law).

Borrower acknowledges that this Agreement and the Note evidence a “commercial loan” within the meaning set forth in Maryland Code, Commercial Law Article, Section 12-101(c), and similar statutory provisions in other jurisdictions.

[End of Document - Signatures on following Page]

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Dated the date and year first written above.

BORROWER:

Healthcare Staffing, Inc.

By:	/s/ Richard Rector
	Name:	Richard Rector
	Title:	Chief Executive Officer

Address:	1724 Phoenix Parkway, Building 600
College Park, GA 30349

LENDER:

FEDERAL NATIONAL PAYABLES, INC.

By:	/s/ Kysha Pierre-Louis
	Name:	Kysha Pierre-Louis
	Title:	Chief Credit Officer

Address:	7315 Wisconsin Avenue, Suite 600W
Bethesda, MD 20814

Acceptance Date: November 17, 2017

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CONSENT OF GUARANTORS

The undersigned Guarantors hereby jointly and severally: (i) consent to the provisions of the foregoing Agreement, (ii) agree, affirm and reaffirm that their respective liability under that certain Guaranty dated November 15, 2017 (the “Guaranty”) extend to and cover all “Obligations”, as defined in the foregoing Agreement including, without limitation, all Obligations arising under the foregoing Agreement, (ii) acknowledge and affirm that their respective obligations under the Guaranty shall not be impaired by the said Agreement, (iii) acknowledge and affirm that they have no defenses or set offs against Lender, its officers, directors, employees, agents or attorneys, with respect to the Guaranty, and (iv) acknowledge and affirm that all of the terms, conditions and covenants in the Guaranty remain unaltered and in full force and effect and are hereby ratified and confirmed. Each Guarantor hereby certifies that the representations and warranties made in the Guaranty are true and correct. Each of the Guarantors hereby ratifies and confirms each and every provision of said Guaranty, of any and all collateral (real, personal and mixed) securing said Guaranty.

WITNESS the due execution hereof as a document under seal, intending to be legally bound hereby, this 15th day of November, 2017.

/s/ Richard Rector	(Seal)
Richard Rector, Individually

/s/ Carolyn K. Campbell	(Seal)
Novation Holding, Inc.

/s/ Carolyn K. Campbell	(Seal)
Novation Companies, Inc.

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ACKNOWLEDGMENT

COMMONWEALTH/STATE OF GEORGIA)

ss.:

COUNTY OF COWETA )

On this 15TH day of November 2017 before me personally appeared Richard Rector and ________________________________, to me known, and known to me to be the individuals described in and who executed the foregoing, instrument, and duly acknowledged to me that they executed the same for the purposes therein stated.

/s/ Lisa R. Keeler
NOTARY PUBLIC

COMMONWEALTH/STATE OF MISSOURI)

ss.:

COUNTY OF JACKSON )

On this 15th day of November, 2017 before me personally appeared Carolyn Campbell and               N/A              , to me known, and known to me to be the individuals described in and who executed the foregoing, instrument, and duly acknowledged to me that they executed the same for the purposes therein stated.

/s/ Susan K. Kahler
NOTARY PUBLIC

COMMONWEALTH/STATE OF MISSOURI)

ss.:

COUNTY OF JACKSON )

On this 15th day of November, 2017 before me personally appeared Carolyn Campbell and               N/A              , to me known, and known to me to be the individuals described in and who executed the foregoing, instrument, and duly acknowledged to me that they executed the same for the purposes therein stated.

/s/ Susan K. Kahler
NOTARY PUBLIC

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DISCLOSURE SCHEDULE

To

Revolving Credit and Security Agreement

§5.13	Location of chief executive office and other locations of Borrower or Collateral (actual street address):

724 Phoenix Parkway College Park, GA 30349

§5.15	Subsidiaries (name, state of organization, relationship to Borrower):

None.

§5.16	Litigation and Judgments:
1.	Savannah Lynn Ramsey v. Patrick Nix, Healthcare Staffing et. al., CAFN 16EV005761, Fulton County Superior Court - Tort action filed on December 15, 2016 alleging sexual assault against patient at Highland Rivers Health facility.
2.	Kara Elswick v. Healthcare Staffing, Dixie Stanley, Shasheeta Hamon, et. al. VAFN 17C1966-5, Whitfield County Superior Court - Tort action filed on July 20, 2017 alleging sexual assault against patient at Highland Rivers Health facility.
3.	Sheila Robinson (EEOC Charge No. 410-2017-00879) - Wrongful termination claim.
4.	Emele Robin - Discrimination claim. Letter received on March 1, 2017 from attorney stating that claim was made to the EEOC. HCS has not been contacted by the EEOC.
5.	Hurt, Doris (R.B. & T.W. vs. CAFN 15EVoo4266 Fulton County State Court) - Tort action arising out of a series of incidents in which two special needs middle school students are alleged to have been subject to corporal punishment at an Atlanta public school. Doris Hurt, an employee of HCS, was a nurse caring for another student in the victims’ class and who allegedly saw acts of abuse and failed to report them to authorities. Hurt is further alleged to have struck a child as well.
6.	Jones, Carrie (EEOC Charge 41-02017-02271) - Discrimination claim based on disability.
7.	Edenfield, Quincy - Letter received from attorney on September 13, 2017 alleging that his client was injured as a result of abuse by Errol Wilkins, a social service aide believed to be employed by HCS

§5.22	Taxes and Tax Returns:

Healthcare Staffing, Inc. (HCS) had unpaid tax obligations as a result of their ownership under Butler America, LLC. The employee withholdings portion of these taxes, totaling $2,012,316.46 was paid on July 27, 2017. HCS has received a waiver on the employer tax and penalties and interest due to the state of Georgia in the amounts of $22,883.34 and $170,301.50, respectively. An offer in compromise (OIC) has been submitted to the IRS for the employer taxes of $529,669.79 and associated penalties and interest of $893,793.60. HCS expects the IRS will accept their OIC. If their offer is denied the company will negotiate a repayment plan.

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§5.24	Material Contracts:

Master Lease and Financing Agreement with Hewlett- Packard Financial Services Company

Master Subscription Agreement with Workday, Inc. related to workforce management software

§5.26	Commercial Tort Claims:

None.

§5.27	Letter of Credit Rights:

None.

§5.28	Deposit Accounts (name of bank, bank address, account number and identity of special accounts (payroll, tax, etc.):

PNC Bank, National Association, 500 First Avenue Pittsburg, PA 15219

Customer Deposit account ***********

Operating Account **********

Payroll Account **********

§7.01	Permitted Liens:

Liens in connection with that certain Senior Secured Note Purchase Agreement dated July 27, 2017

§7.02	Permitted Indebtedness:

Guaranty in connection with that certain Senior Secured Note Purchase Agreement dated July 27, 2017

Master Lease and Financing Agreement Number 5315221315 with Hewlett-Packard Financial Services Company

Monthly insurance program financing with SIUPREM, Inc.

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Additional Disclosures required by Agreement:

Except as set forth on the Disclosure Schedule, Proof of Payment of outstanding obligations to the IRS as of the Acceptance Date or a reserve by the Lender against the Borrowing Base in an amount as determined by Lender in its sole discretion that is adequate to pay in full such amounts due and proof on a quarterly basis that the Borrower is current on all taxes due and payable to all state and federal taxing authorities.

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